Exhibit 99.1

            California Pizza Kitchen Reports First Quarter
                   Comparable Store Sales of 6.2%;
          Raises Guidance for First Quarter to $0.19 - $0.20

    LOS ANGELES--(BUSINESS WIRE)--March 29, 2004--

    Management to Present at Banc of America Securities Conference
                           on March 31, 2004

    California Pizza Kitchen Inc., (Nasdaq:CPKI) announced today that revenues were approximately $98.6 million for the first quarter ended March 28, 2004 versus $82.9 million in the first quarter of 2003. Comparable restaurant sales during the period increased approximately 6.2% compared to 2.7% in the first quarter a year ago.
    In January, the Company had forecast first quarter same store sales growth of approximately 2.0% to 3.0% and earnings guidance in the range of $0.17 to $0.19 per diluted share. Based on preliminary first quarter results, however, management is now comfortable with fully diluted earnings per share in the range of $0.19 to $0.20.
    The Company intends to release its first quarter earnings on April 22, 2004 at approximately 4:00 pm EST with a conference call to follow at approximately 5:00 pm EST. Management will specifically address full year and second quarter guidance at that time. A webcast of the conference call can be accessed at http://www.cpk.com.
    The Company also announced today that Co-CEOs, Rick Rosenfield and Larry Flax, and Chief Financial Officer, Sue Collyns will address the investment community at the Banc of America Securities Consumer Conference on March 31, 2004 at 4:20 pm EST. Interested parties can listen to an audio webcast of the Banc of America Conference presentation by going to www.cpk.com. The replay of the presentation will be available by the end of the day and will be archived for thirty days.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, and sandwiches. The average guest check is approximately $11.76. The chain operates, licenses or franchises 168 restaurants as of March 29, 2004 of which 139 are company-owned and 29 operate under franchise or license agreements. The Company also has a strategic alliance with Kraft Pizza Company to manufacture and distribute a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen can be found on the World Wide Web at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen Inc.
             310-342-5000
             Sarah Grover (media)
             Sue Collyns (investors)